EXHIBIT 10.12

CORPORATE SERVICES TERMS AND CONDITIONS

These Corporate Services Terms and Conditions (this “Agreement”) govern the provision of certain general administrative and related corporate services by Privateer Holdings, Inc., a Delaware corporation (“Provider”) to the entity named in the accompanying Order Confirmation (“Company”).

1. SERVICES AND FEES

1.1 Services. Beginning on the Effective Date as set forth in the accompanying order confirmation (“Order Confirmation”), Provider, through its Affiliates and the Personnel (in each case as defined below) will, on an as-requested basis, will provide or otherwise make available to Company (and/or Company’s subsidiaries), the services set forth on the Order Confirmation (the “Services”). Either party may change the scope or performance of the Services upon reasonable notice by execution of an amended Order Confirmation, which shall not be binding unless and until mutually agreed. “Services” shall mean the Services and/or the Additional Services (as defined below), as the context may require.

1.2 Additional Services. Provider may make additional services available to the Company on an as-requested basis (collectively, “Additional Services”) which may include, but are not limited to: (a) services not included on Order Confirmation that are specifically requested in writing by Company; (b) services which do not reasonably constitute routine general administrative or other corporate services as described on Order Confirmation; or (c) services which may reasonably anticipated to create unusual burdens or demands on Provider’s resources, such as litigation support, acquisition and offering support services (including legal services), tax audit support or public or investor relations services other than routine shareholder communications. The scope of such Additional Services, as well as any costs and other terms and conditions applicable to such Additional Services shall be as mutually agreed by Provider and Company prior to the provision of such Additional Services.

1.3 Personnel. The parties acknowledge and agree that Provider may satisfy its obligation to provide or procure the Services and Additional Services hereunder by causing one or more of its subsidiaries (other than Company; hereinafter, “Affiliates”) to provide or procure such services, and/or by designating or assigning various employees, consultants, and independent contractors of it and/or its Affiliates or third party providers (collectively, “Personnel”) to provide or procure such services, as Provider shall deem appropriate.

1.4 Standard of Services. Provider agrees that it, its Affiliates and Personnel will perform the Services and discharge its and their duties under this Agreement diligently and in good faith, and exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

1.5 Fees. As consideration for the performance of the Services, Company shall pay to Provider a monthly fee (“Services Fee”) as described herein. The Services Fee shall be set forth on a quarterly invoice, issued within thirty (30) days of the close of the calendar quarter, and shall consist of the aggregate Costs incurred by Provider and/or its Affiliates in connection with the provision of the Services. “Costs” shall mean (i) the actual compensation paid to Personnel (including salary and benefits) plus a three per cent (3%) markup, (ii) reasonable travel costs and expenses as required by the Company and in accordance with Company policy, and (iii) actual costs of third party goods or services purchased or procured by Provider on behalf of Company. Each invoice shall set forth in reasonable detail: (a) the Services rendered; (b) the Services Fees for each type of Service provided; and (c) such additional information as may be reasonably requested. All undisputed Services Fees shall be due no later than thirty (30) days from the date of invoice. If Company in good faith disputes any invoiced charge, such charge shall be due only after mutual resolution of such dispute. Company agrees to promptly notify Provider of any disputed charge.

Any dispute with respect to an invoiced charge shall be resolved in accordance with the dispute resolution procedure set out in Section 1.6.

1.6 Services Fee Disputes. In the event of a dispute between Provider and Company in relation to an invoice issued pursuant to Section 1.5 (a “Services Fee Dispute”) then the parties shall follow the procedure set out below:

(a) Either party shall give to the other written notice of the Services Fee Dispute, setting out its nature and full particulars (“Services Fee Dispute Notice”), together with relevant supporting documents (if any). On service of the Services Fee Dispute Notice, the Chief Financial Officer of Provider (the “Provider Representative”) and the Chief Financial Officer of Company (the “Company Representative”) shall attempt in good faith to resolve the Services Fee Dispute.

(b) If the Provider Representative and the Company Representative are for any reason unable to resolve the Services Fee Dispute within 14 days of service of the Services Fee Dispute Notice (the “Initial Resolution Period”), the Services Fee Dispute shall be referred to an independent expert being an accountant or corporate finance professional with a suitable qualification and relevant experience (“Independent Expert”) to be selected within 21 days of the expiry of the Initial Resolution Period by agreement between Provider and Company and failing such agreement, shall be selected by Provider’s outside auditor, on the written application of the Provider or the Company.

(c) Each of Provider and Company shall within 14 days of the appointment of the Independent Expert set out in writing in reasonable detail to the Independent Expert its submission on the Services Fee Dispute, and shall at the same time forward copies of such submissions to each other.

(d) The Independent Expert may request further documentation, information or clarification on any matter which he in his sole discretion decides is relevant from Provider or Company. Any response to such a request shall be delivered to the Independent Expert not later than 7 days after receipt of such request by the receiving party.

(e) The Independent Expert shall review the submissions and the responses from each of Provider and Company relating to the Services Fee Dispute. After such review the Independent Expert shall make a determination on the Services Fee Dispute within 14 days of the receipt of the submissions and responses received from Provider and Company pursuant to paragraphs (c) and (d) above. In doing so, the Independent Expert shall act as an expert and not as an arbitrator. His decision will (in the absence of manifest error) be final and binding on each of Provider and Company.

(f) The costs of the Independent Expert shall be apportioned between Provider and Company equally, but each party shall be responsible for its own costs of presenting its case to the Independent Expert and of identifying the specific matters disputed or referred by it.

1.7 Past Due Invoices. A monthly services charge of two percent (2%), or the greatest amount allowed by state law, is payable on all overdue invoices balances. Payments will be credited first to late payment charges and next to the unpaid balance. Company shall be responsible for all collection or legal fees necessitated by lateness or default in payment.

1.8 Third Party Services. When Services are provided by outside providers to or on behalf of Company, or out-of-pocket costs such as travel are incurred in connection with the provision of such Services, the reasonable cost thereof will be paid by Company. To the extent that Company is billed by the provider directly, Company shall pay the bill directly. If Provider is billed for such Services, Provider may pay the bill and charge Company the amount of the bill or forward the bill to Company for payment by Company.

2. OTHER OBLIGATIONS.

2.1 Cooperation. Company shall cooperate with Provider in all matters relating to the Services, including: provide such access to Company’s premises and such other accommodations as may be reasonably requested by Provider for the purposes of performing the Services; respond promptly to any Provider request to provide direction, information, approvals or authorizations that are reasonably necessary for Provider to perform Services in accordance with this Agreement; and provide such materials or information, in complete and accurate form, as Provider may reasonably request to carry out the Services in a timely manner.

2.2 Books and Records. During the term of this Agreement, each party shall keep such books, records, and accounts as are reasonably necessary to verify the calculation of fees and related expenses for the Services provided hereunder. Each party shall provide documentation supporting any amounts invoiced pursuant to Section 1.7 as the other party may from time to time reasonably request. Each party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable request, and each party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other party’s normal business operations.

2.3 Financial Responsibility for Personnel. Provider and/or its Affiliates will pay for all Personnel and other related expenses including salary or wages, of the employees of it and/or its Affiliates performing the respective Services. No Personnel providing Services to Company pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of Company.

2.4 Directors and Officers. Nothing contained herein will be construed to relieve the directors or officers of Company from the performance of their respective duties or to limit the exercise of their powers in accordance with the constitution of Company or in accordance with any applicable statute or regulation.

2.5 Corporate Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Provider or its Affiliates, and no director, officer, or stockholder of Provider or its Affiliates, nor Personnel, shall have any obligation to refrain from (i) engaging in similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, serving as a director or officer of or developing a business relationship with, any person or company engaged in similar activities or lines of business as, or otherwise in competition with, the Company, (iii) doing business with any client or customer of the Company or (iv) employing or otherwise engaging a current or former officer or employee of the Company; and neither the Company nor any of Company’s subsidiaries shall have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged or to be engaged in by the Provider or any Affiliate of the Provider, or any right by virtue of this Agreement in or to any income or profits derived therefrom.

3. TERM AND TERMINATION.

3.1 Term. The initial term of this Agreement shall begin on the date of this Agreement and continue through the end of the current calendar year (the “Initial Term”). This Agreement shall automatically renew at the end of the Initial Term for successive one-year terms (each a “Renewal Term”, and all together with the Initial Term, the “Term”) until terminated in accordance with Section 3.2 below.

3.2 Termination. This Agreement may be terminated with respect to all or part of the Services and/or Additional Services:

(a) by either party at any time on thirty (30) days prior written notice, with respect to termination of any Service or Additional Service, and ninety (90) days prior written notice, with respect to termination of this Agreement, to the other party;

(b) by either party if the other party materially breaches any provision of this Agreement, and fails to remedy the default within ten (10) days of notice to that effect; or

(c) by either party upon written notice to the other party if an Insolvency Event occurs in relation to the other party.

An “Insolvency Event” for the purposes of this Section 3.2 means:

(i) a party being insolvent or unable to pay its debts or an encumbrancer taking possession or attempting to take possession of or exercising or attempting to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenue of a party;

(ii) an order made, petition presented, resolution passed or meeting convened or proceedings or action taken for the winding up or liquidation of a party or for or with a view to appointing a liquidator, examiner, receiver, administrator, trustee or other similar officer to a party or any distress, execution, sequestration, attachment or other process being levied or entered upon or sued out in respect of a party or against any property or asset of a party;

(iii) a composition in satisfaction of debts, scheme of arrangement or compromise or arrangement with creditors or members (or any class of creditors or members) being proposed, sanctioned or approved in relation to a party (other than in the case of a solvent reorganization of that party).

3.3 Effect of Termination. In the event of a termination of this Agreement as to any Service, or upon termination of this Agreement in its entirety, the Provider shall have no further obligation to provide the terminated Service(s) (or any Services, in the case of termination of this Agreement) and the Company shall have no obligation to pay any Services Fees relating to such terminated Service(s); provided, that notwithstanding such termination, (a) Company shall remain liable to Provider for Services Fees owed and payable in respect of Service(s) provided prior to the effective date of termination; and (b) the provisions of Sections 3.3, 3.4, 5, 6 and 7 shall survive any termination. Termination of this Agreement for any reason will not relieve a party of any liability for breach thereof prior to such termination.

3.4 Post-Termination Services. Following a termination of this Agreement, Services may be provided to Company on an as-requested basis by the Provider. In the event such Services are provided by Provider to Company, Company shall be charged by Provider a fee equal to the market rate for comparable services charged by third-party vendors. Such fee will be charged monthly and payable by Company within thirty (30) days. Save as provided above, the provisions of Section 1.5 shall apply with respect to the payment of such fee.

4. OTHER ACTIVITIES OF PROVIDER. Company recognizes that Provider now renders and may continue to render management, administrative and related corporate services to other companies that may or may not have policies or conduct activities similar to those of Company. Without prejudice to the provisions of Section 1.4, Provider shall be free to render such advice and other services, and Company hereby consents thereto and Provider shall not be required to devote full time and attention to the performance of its duties under this Agreement.

5. INDEMNIFICATION

5.1 Provider’s Indemnification Obligation. Provider agrees to indemnify, defend and hold harmless Company, any subsidiaries of Company and their directors, officers, agents and employees (each, a “Company Indemnified Person”) from and against any loss, cost or damage related to, and to reimburse each Company Indemnified Person for all reasonable expenses (including, without limitation, reasonable attorneys’ fees) as they are in incurred in connection with any claim, action or proceeding arising out of or relating to the gross negligence or willful misconduct of Provider, an Affiliate or Personnel in performing or failing to perform its obligations under this Agreement.

5.2 Cooperation and Settlement. Upon the assertion of any claim or the commencement of any suit or proceeding against a Company Indemnified Person that may give rise to liability of an indemnifying party hereunder, the Company Indemnified Person shall promptly notify the indemnifying party of the existence of such claim and shall give the indemnifying party reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. Company Indemnified Person shall at all times have the right to participate fully in such defense at its own expense, and the Company Indemnified Person shall not be obligated, without its consent, to participate in any settlement which it reasonably believes would have an adverse effect on the business of Company or a Company of Company. The Company Indemnified Person shall make available to the indemnifying party all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense. A Company Indemnified Person shall not make any settlement of any claims which might give rise to liability of an indemnifying party hereunder without the prior written consent of the indemnifying party.

6. CONFIDENTIALITY

6.1 Definition. As used herein, “Confidential Information” of a party means, any and all confidential or proprietary information of a party disclosed in any form, in connection with this Agreement, whether the information is furnished before or after the date hereof, including all information not generally known to the public, the terms and conditions of this Agreement, all data and information related to either party’s customers, technology, trade secrets, operations, facilities, products, systems, procedures, research, development, employees, or financial information, and all other information that the recipient thereof knew or should have known is confidential.

6.2 Use and Disclosure. Subject to Section 6.3, Confidential Information shall be held and retained in strict trust and in a manner adequate to protect the other party’s proprietary rights and interest and such information shall not be disclosed to any third parties or used for purposes other than performing under this Agreement without the other party’s written consent. The receiving party shall at all times protect the other party’s Confidential Information with at least the same degree of care that the receiving party uses to protect its own Confidential Information and in any case, no less than a reasonable degree of care. Confidential Information may be disclosed to employees and agents of the parties, but only when such disclosure is required and necessary for successful performance under this Agreement and only to those employees and agents who have been informed of and agree to the provisions of this Article. Each party agrees to disclose to the other only such Confidential Information as may be reasonably necessary to accomplish the purpose of this Agreement.

6.3 Exceptions. Notwithstanding Section 6.2, a receiving party may disclose Confidential Information without violating the obligations of this Agreement, to the extent:

(1) the disclosure is required by applicable law, any governmental authority or regulatory body or any stock exchange or antitrust authority with authority over the party or any of its affiliates;

(2) the disclosure is required for the purpose of any judicial proceedings arising out of this Agreement;

(3) the disclosure is to affiliates of a party;

(4) the disclosure is required to be made to a tax authority in connection with the tax affairs of the party or its affiliates;

(5) the disclosure is made to professional advisers of the party or any of its affiliates provided such advisers owe a professional duty of confidentiality in relation to the information disclosed;

(6) the other party has given prior written approval to the disclosure,

provided that the receiving party provides the disclosing party with reasonable prior written notice of such required disclosure and makes a reasonable effort to obtain, or to assist the disclosing party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required. In addition, notwithstanding Section 6.2, a receiving party will not have obligations under this Agreement with respect to a specific portion of the Confidential Information of the disclosing party to the extent such receiving party can demonstrate with competent evidence that such portion of Confidential Information: (a) was in the public domain at the time it was disclosed to the receiving party; (b) entered the public domain subsequent to the time it was disclosed to the receiving party, through no fault of the receiving party; (c) was in the receiving party’s possession free of any obligation of confidence at the time it was disclosed to the receiving party; (d) was rightfully communicated to the receiving party free of any obligation of confidence subsequent to the time it was disclosed to the receiving party; or (e) was developed by the receiving party independently (i.e., not in connection with this Agreement or at the direction or for the benefit of the Company) and without reference to or use of the disclosing party’s Confidential Information.

6.4 Ownership; Return of Confidential Information. Confidential Information shall remain the property of the disclosing party and upon termination of this Agreement or upon demand by either party, each party will promptly return to the disclosing party all documents and other tangible materials representing the disclosing party’s Confidential Information and all copies thereof or destroy all such documents, materials, and copies thereof, and upon request, certify to the disclosing party in writing that such Confidential Information has been destroyed.

7. MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the complete and exclusive agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, oral and written, between the parties relating to the subject matter herein. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

7.2 Relationship of the Parties. The relationship between Company and Provider established by this Agreement is that of independent contractors. The parties understand and agree that, except as specifically provided for herein, neither party grants to the other party the power or authority to make or give any agreement, statement, representation, warranty or other commitment on their behalf, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on their behalf, or to transfer, release or waive any of such party’s right, title or interest. Nothing in this Agreement shall be construed: (a) to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking; (b) as an assumption by Provider of any obligation to increase the revenues or profits of Company or otherwise to guarantee the success of the operations of Company; or (c) as the delegation of any function or authority of Company to Provider, it being understood that all decisions with respect to Company shall remain with the board of directors and authorized officers of Company.

7.3 Assignment. This Agreement shall not be assignable except with the prior written consent of the other party to this Agreement. This Agreement shall inure to the benefit and be binding upon the parties hereto, and their respective successors and permitted assigns.

7.4 Governing Law and Jurisdiction. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the local laws of the State of Washington, without regard to its conflict of law rules and the courts of the State of Washington will have exclusive jurisdiction to hear, settle and/or decide any dispute relating to this Agreement.

7.5 Severability. In the event that any provision of this Agreement or any obligation or grant of rights by either party is found to be invalid or unenforceable pursuant to a judicial decree or decision, it will be deemed not to form part of this Agreement and the remainder of this Agreement shall remain valid and enforceable according to its terms.

7.6 Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of Provider and its Affiliates, and Company and its subsidiaries and will not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party.

7.7 No Waiver. Any waiver of the provisions hereof must be in a writing signed by the waiving party. Any waiver or failure to enforce any provision of this Agreement on one occasion shall not constitute a waiver of any other provision or of such provision on any other occasion.

7.8 Construction. The headings in this Agreement are for ease of reference only, and do not affect the interpretation or construction of this Agreement. When used in this Agreement, “including” means “including without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.

7.9 Notices. All notices pursuant to this Agreement shall be in writing, addressed to the parties at the address stated in the Order Confirmation (or to such other address that may be designated by the receiving party in accordance with this Section), and shall be deemed given when: (a) delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight carrier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested.

7.10 Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

A signed copy of this Agreement delivered by facsimile, PDF or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

CORPORATE & MANUFACTURING SERVICES

ORDER CONFIRMATION

Provider agrees to provide the following services to Company on an as-requested basis (initial each to select):

☐	Corporate Governance Services and Corporate Records. provision of general company secretarial services, including, but not limited to, keeping statutory books and records, convening meetings of the members of the Company, and meetings of the Boards of Directors and the shareholders of the subsidiaries of the Company and preparing adequate documentation for such meetings; the safekeeping and professional filing of all original corporate documents of the Company and subsidiaries of the Company; and, the establishment and maintenance of an adequate and accessible archive of all documents relevant to the Company’s business in electronic form and/or physical form.

☐	Treasury, Finance and Accounting Services. The services shall include:

(1) operation of the Company’s bank accounts in accordance with such principles as the directors of Company from time to time shall approve.

(2) administration of the use of credit cards and provision for reimbursement of expenses.

(3) collection of all amounts due from third parties to the Company on the Company’s behalf and the establishment and follow-up of efficient procedures for the purpose of collecting any overdue amounts.

(4) settlement of debts and accounts payable to third parties as such fall due including pursuit of a satisfactory solution of any dispute in relation thereto on the Company’s behalf.

(5) making all lease and license payments on the Company’s behalf.

(6) administration of payroll services on behalf of the Company.

(7) settlement of all inter-company accounts between the Company and its subsidiaries in accordance with such agreements and other documentation for payments as shall be in existence from time to time.

(8) provision of accounting services and tax related services such as preparation of federal, state and local tax returns (including income tax returns), tax research and planning, and assistance on tax audits (federal, state and local).

(9) assistance in relation to the financing of the Company’s activities, including the identification of sources of potential financing, negotiation of financing arrangements, and coordination of financing with affiliated companies for the benefit of the Company.

☐

Insurance. Procurement of property and casualty insurance, as well as other normal business insurance, on behalf of its Company or its subsidiaries in accordance with the general guidelines and policies from time to time in force for coverage, insurers and terms for the insurance; advice and assistance to the Company in filing and managing claims under all insurance policies procured on its behalf or for its benefit; and, general advice and assistance to the Company in the procurement of other insurance as may be necessary or prudent in order to comply with legal or contractual requirements, or otherwise prudently insure the risks of the Company.

☐	Sale and Purchase of Assets. Supervision of the sale and purchase of assets on the Company’s behalf including the completion of such transactions; arranging the financing in the case of a purchase and, if necessary, renegotiating existing financing, and in the case of a sale or purchase, arranging other contractual agreements required by the transaction and the general completion of the specific transaction; and, reviewing the market for sale and purchase of assets and providing the Company with recommendations in this respect. Any contracts related to a sale or purchase of an asset shall always be subject to the final approval of the Company.

☐	Legal Services. Provision of general advice and assistance for legal matters and in the prosecution or defense of any and all legal proceedings by or against the Company, on the Company’s behalf and follow up the same in accordance with such instructions as shall be provided to the Provider in this respect by the Company. However, Provider shall not be obligated to provide such legal services if Provider concludes, after consultation with its counsel, that such services could reasonably be expected to create a conflict of interest or violate an ethical rule. In such circumstances, Provider will promptly advise Company of the conflict and it shall be Company’s sole responsibility to retain and consult with independent counsel with respect to the subject matter giving rise to the conflict. Company acknowledges and agrees that it is a joint client of all attorneys employed or engaged by Provider (collectively, “Attorneys”). Except as otherwise agreed in writing, the parties agree that the attorney- client privilege, attorney work-product protection, and expectation of client confidence arising from the Attorneys’ representation of Company may not be waived without the written consent of both parties. Without limiting the foregoing, Company further consents to the provision of the same or similar legal services by the Attorneys to Provider or its Affiliates whether or not there is common interest between Provider, Company and/or the Affiliates. Company acknowledges and agrees that in the event that Company’s interests become adverse to Provider or any Affiliate which also received legal advice from Attorneys, Company may not challenge any assertion of attorney-client privilege on the basis of such joint representation.

☐	Marketing and Creative Services. Development and marketing of Company’s products and services, including the identification of potential customers, brand and product development, and development of trade and consumer communications, including identity, advertising, design and environmental.

☐	Corporate Communications Services. Advice and assistance with respect to communications, such as directing public relations, coordinating with media outlets, developing and refining messaging and content, implementing social media strategies, managing company brand and reputation, preparing and delivering investor updates, and government relations.

☐	Human Resources and Employee Benefit Related Services. Recruitment and screening of candidates, hiring and onboarding, training, performance management, and establishing compensation; and administration of Company’s employee participation in employee benefit plans (including filing of required reports under ERISA), insurance programs, and equity incentive programs sponsored by Provider.

☐	Scientific and Technical Services. Research and development, product innovation, facilities and engineering planning and management.

☐	Information Technology Services. Provision of computer and information services, email services, and telephone and communications services to the Company.

☐	Sales Agency. Solicitation of orders for products offered by Company within a specified territory.

☐	Logistics and Supply Chain. Procurement, warehousing, transportation, delivery, distribution, and brokerage services.

☐	Manufacturing. Production, preparation, propagation, compounding, conversion, or processing of cannabis products, either directly or indirectly or by extraction, including any packaging or repackaging of the products or labeling or relabeling of its container.

[Signature Page to Follow]

By signing below, the Parties agree to observe and be bound by the Corporate Services Terms & Conditions.

COMPANY: Tilray, Inc.

By:	/s/ Brendan Kennedy	Date: Feb 5, 2018

Name:	Brendan Kennedy

Title:	President

Email:	brendan.kennedy@tilray.com

Address for Notice: 1920 Eastlake Ave. E.

Seattle, WA 98102

PROVIDER: Privateer Holdings, Inc.

By:	/s/ Michael Blue

Name:	Michael Blue

Title:	CFO/Treasurer